INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-38765 of Armor Holdings, Inc. on Form S-3, Registration Statement Nos. 333-38759 and 333-111742 of Armor Holdings, Inc. on Forms S-4, and Registration Statement Nos. 333-71063 and 333-44742 of Armor Holdings, Inc. on Forms S-8 of our report of Simula, Inc. for the year ended December 31, 2002, dated March 21, 2003, except for Notes 7 and 8, as to which the dates are March 25, 2003 and April 9, 2003, respectively (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Simula, Inc.'s ability to continue as a going concern as described in Note 1), appearing in this Current Report on Form 8-K/A of Armor Holdings, Inc.




/s/ Deloitte & Touche LLP
-----------------------------
DELOITTE & TOUCHE LLP
Phoenix, Arizona



January 21, 2004